EXHIBIT 10.44

First Amendment
Third Amended and Restated Employment Agreement

This First Amendment (the “Amendment”) is entered into on August 8, 2002 by Tier Technologies, Inc., (the “Company”) and James L. Bildner (“Bildner”).  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in that certain Third Amended and Restated Employment Agreement dated October 1, 2000 between the Company and Bildner (the “Prior Agreement”);

Whereas, the Company and Bildner previously entered into the Prior Agreement;

Whereas, the parties desire to amend such Prior Agreement as further set forth herein.

Now, Therefore, in consideration of the premises and the covenants herein contained, the parties hereby agree to amend the Prior Agreement as follows:

1.                                      Section 5.1 shall be replaced in its entirety by:

“In the event that either: 1) a Change of Control (as defined below) of the Company occurs prior to the expiration of the Term; provided that in the event that the Company requests that Bildner provide transition services following the Change of Control for a period not to exceed one year (“Transition Services”), Bildner agrees to provide such Transition Services; or 2) the Company terminates Bildner’s employment without Cause pursuant to Section 4 herein, within three (3) months prior to the effective date of a Change of Control of the Company, then: (i) Bildner will be entitled to a lump sum payment equivalent to three (3) years of Bildner’s Base Salary in effect at the time of the Change of Control, less standard deductions and withholdings; (ii) any options to purchase stock (common or otherwise) in the Company granted to Bildner pursuant to any plan or otherwise, or any equivalent or similar rights which appreciate or tend to appreciate as the value of the Company’s stock appreciates, shall become immediately accelerated and fully vested and any restrictions on such options or equivalent or similar rights shall, to the extent permissible under applicable securities laws, fully lapse; and the Company shall endeavor to cause any restrictions on such options or equivalent or similar rights not lapsed by operation of this clause to so lapse; and (iii) in the event Bildner elects continued coverage under COBRA, the Company will reimburse Bildner for the same portion of Bildner’s COBRA health insurance premium that it paid during Bildner’s employment up until the earlier of either: (i) the last day of Bildner’s COBRA health insurance benefits, or ii) the date on which Bildner becomes covered under any other group health plan (as an employee or otherwise). (Sections 5.1 (i)-(iii) are collectively referred to herein as the “Change of Control Benefit Package”).  Subject to the terms herein, Bildner will be entitled to the Change of Control Benefit Package upon the effective date of the Change of Control, provided that, in the event the Company requests that Bildner provide Transition Services, Bildner will be entitled to the Change of Control Benefit Package on the earlier of: i) the date upon which the Company terminates Bildner’s employment with or without Cause; ii) the date on which the Company informs Bildner that it does not need him to provide or no longer needs him to provide the Transition Services; or iii) the date upon which Bildner completes the Transition Services.  Notwithstanding any other provision of this Agreement to the contrary, to the extent the Change of Control requires the approval of the shareholders of the Company at a meeting or by written consent, this Section 5 and the benefits provided herein shall not have any force or effect unless either (a) Bildner beneficially owns or otherwise controls the right to vote, directly or indirectly, shares representing less than twenty percent (20%) of the voting power of the Company on the record date for a vote of the shareholders relating to the Change of Control (the “Record Date”) or (b) to the extent Bildner beneficially owns or otherwise controls the right to vote, directly or indirectly, shares representing twenty percent (20%) of the voting power of the Company (“Maximum Voting Shares”) or more on the Record Date, Bildner authorizes by an irrevocable proxy the vote of all shares in excess of the Maximum Voting Shares he beneficially owns or otherwise controls the right to vote, directly or indirectly, in accordance with the vote cast by shareholders of record voting in such vote, including the vote of shares cast by Bildner with respect to his Maximum Voting Shares.

2.                                      Section 5.2 shall be replaced in its entirety by:

“For purposes of this Agreement, Change of Control means: (i) a sale or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the shareholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction; (iii) a reverse merger in which the Company is the surviving entity but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the shareholders of the Company immediately prior to such merger own less than fifty percent (50%) of the Company’s voting power immediately after the transaction; (iv) a stock exchange or cash tender offer in which the shareholders of the Company immediately prior to the closing of resulting acquisition of shares own less than fifty percent (50%) of the voting power immediately after the closing; or (v) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged.”

3.             Except as specifically amended by this Amendment, the terms and conditions of the Prior Agreement shall remain in full force and effect.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the parties have duly executed this Amendment as of the date first written above.

	Tier Technologies, Inc.		James L. Bildner

By:	/s/ Laura B. DePole		/s/ James L. Bildner

Title:	CFO/Secretary	Date:	September 25, 2002

Date:	September 19, 2002